EXHIBIT 99.1
                              SOUTHPORT, CONNECTICUT 06890 U.S.A.
FOR RELEASE FEBRUARY 14, 2006
For further information contact: Stephen L. Sanetti, President
(203) 259-7843
STURM, RUGER & CO., INC. ANNOUNCES
RETIREMENT OF WILLIAM B. RUGER, JR.
SOUTHPORT, CT — February 14, 2006— Sturm, Ruger & Company, Inc. (NYSE:RGR) announces the retirement of Chairman of the Board and Chief Executive Officer William B. Ruger, Jr., effective February 28, 2006. He has also resigned as Chairman of the Board and Board Member of the Sturm, Ruger Board of Directors, effective February 13, 2006. It is anticipated that his successor will be elected and named by the Board of Directors within the next few months. Vice Chairman of the Board, President, and Chief Operating Officer Stephen L. Sanetti will assume Mr. Ruger’s duties on an interim basis.
     “Bill Ruger Jr. has been a key member of management since he joined the Company 42 years ago,” said Sturm, Ruger President Stephen L. Sanetti. “He has been Director of Manufacturing Operations of our Southport, CT facility, a Vice President of the Company, and has served with distinction as the Company’s President for many years. He has occupied his current position since the retirement of the Company’s co-founder William B. Ruger, Sr. on October 24, 2000. He is a brilliant and sagacious individual whose singular presence we will miss, and we sincerely wish him a well-earned and personally satisfying retirement,” Sanetti concluded.
     Sturm, Ruger is the nation’s leading manufacturer of high-quality firearms for recreation and law enforcement, and a major producer of precision steel and titanium investment castings. Sturm, Ruger is headquartered in Southport, CT, with plants and foundries located in Newport, NH and Prescott, AZ.
     The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as turnover of members of the Board of Directors, officers, and other key personnel, market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company including lawsuits filed by mayors, attorneys general and other governmental entities, and the impact of future firearms control and environmental legislation, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.

The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.
Sturm, Ruger & Co., Inc.
Arms Makers for Responsible Citizens®